4.1.4

CONSULTING AGREEMENT BETWEEN ZKID NETWORK CO.AND JAMES MORRIS.

THIS CONSULTING AGREEMENT "(Agreement") is made and entered into and between James Morris (" the CONSULTANT") and ZKid Network Co with offices at 666 Dundee Road, Suite 705, Northbrook, IL 60062 as of this 16th day of June, 2005.

WHEREAS, the Company requires and will continue to require consulting services relating to music, entertainment, fashion, and marketing to the multicultural and ethnic groups, that (" the Consultant") works with on a daily basis and
WHEREAS, the consultant is qualified to provide the Company with the aforementioned consulting services and desires to perform such services for the Company and
WHEREAS, the Company wishes to induce the consultant to provide these consulting services to the Company and wishes to contract the Consultant regarding the same believing it to be in it's best interest.
NOW, THEREFORE, in consideration of the mutual promises made by each party in this Agreement, the Company and Consultant agree as follows.

1) Consulting Services:

     a) The company hereby engages consultant as a consultant to the Company, and Consultant hereby agrees to accept such engagement upon the terms and conditions set forth in this agreement. During the term of this Agreement, Consultant shall: 1) advise and assist the Company on matters of entertainment, music, and fashion, 2) and assisting the Company as a liaison to the on matters of African American culture, taste, and diversity, and 3) help the Company in marketing it's product to the African American Community.
     b) In performance of it's duties under this Agreement, Consultant shall report and be responsible only to the President and or CEO of the Company who will monitor the Consultants work.
     c) In the performance of it's duties under this agreement, Consultant agrees that he will not:

               i. Negotiate or enter into any oral or written contract, agreement, or arrangement on behalf of, or in the name of, the Company, or otherwise bind the Company, without the prior written consent of the President and/or CEO of the Company or other designated representative;
               ii. Engage in any conduct, or cause the Company to engage in any conduct, which would result in the Company's breach or violation of any agreement, law, ordinance, or regulation.
               iii. Sign any checks on behalf of, or authorize  any payments by, the Company, unless Consultant has received prior approval from the President and/or CEO of the Company or other duly designated representative; So long as such work is consistent with this Agreement, Consultant is free to perform work on behalf of entities other than the Company, but shall devote sufficient time to performance of his duties under this agreement as shall be reasonably necessary for it to effectively perform those duties and protect the interests of the Company.

2) Term: The term of Consultant's retention and engagement under this agreement shall begin on the effective date hereof and shall end on June, 16,2006.

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3)  Compensation:  In  consideration  of all  services  to be  performed  by the
Consultant under this agreement, the Company agrees to pay Consultant a fee of 2 million shares of freely tradable /unrestricted shares of ZKID Network Co stock (ZKID OTC BB). This fee is to be paid /issued upon execution of this Agreement.

4) Payment of Taxes: Consultant shall be responsible fro payment of all taxes arising from Consultants engagement under this Agreement, including federal and state income taxes and any applicable Social Security (FICA) and /or self-employment taxes. The Company will not pay any unemployment compensation or workers compensation taxes or premiums on behalf of consultant.

5) Expenses. The Company shall not be responsible for any out of pocket expenses, other than those mutually agreed upon.

6) Termination of Agreement: This Agreement shall terminate, and all obligations of the parties hereunder shall end, upon the occurrence of any of the following:

     A. A written agreement signed by Consultant and the President and/or CEO or other designated representative of the company, agreeing to terminate this Agreement.
     B. If consultant A) is unwilling to perform his duties or obligations pursuant to this Agreement or otherwise violates the Agreement, B) commits any dishonest, fraudulent or grossly negligent act in his capacity as a consultant to the company or, C) in bad faith acts in a manner materially inconsistent with the best interests of the Company.
     C. Consultant fails to perform as mutually agreed herein and Company outlines, in writing, consultant's nonperformance as being a specific cause for termination for the Agreement:

 7) Death or Incapacity: If consultant is unable to perform it's duties and responsibilities hereunder on a full-time basis for more than (30) days during the period of the Consulting Agreement, Company shall have the right to terminate the Agreement.

8) Independent Contractor: It is understood that while this Agreement is in effect, Consultant is an independent contractor and not an employee of the Company, and that this Agreement is not an employment agreement. Consultant shall not be deemed an employee, agent, partner or joint venture of the company and the Company shall not exercise any control or supervision with respect to his services, except to the extent that the Company. May provide specifications, descriptions, time schedules and goals for projects and exercise the right to evaluate Consultant's work product provided under the Agreement.

9) Non-Disclosure: Consultant acknowledges that in the course of the term of this Agreement, Consultant will have access to confidential information of the Company. Accordingly, Consultant agrees that it will not at any time, without the express prior consent of the President and or CEO of the Company.

     A. Disclose, directly or indirectly, any confidential information to anyone outside the employ of the Company, except as may be reasonably necessary or appropriate in connection with the performance of its duties under this Agreement; or
     B. Use, directly or indirectly, any confidential information for the benefit of anyone other than the Company.

10) Indemnification: The Company shall indemnify Consultant from any and all liability, expenses, and costs resulting, directly or indirectly, from any noncompliance or breach of the terms of the Agreement by the Company. Additionally, The Consultant shall indemnify the Company from any and all liability, expenses and costs resulting, directly or indirectly, from any non-compliance or breach of the terms of this Agreement by the Consultant

11) Compliance with Securities Laws: The Company understands that any and all compensation outlined in Section 3 of this Agreement shall be paid solely and

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exclusively as consideration for the  aforementioned  consulting efforts made by
Consultant on behalf of the Company as an independent contractor. Consultant is a natural person.

12) Miscellaneous:
     a. This Agreement constitutes the entire agreement of Consultant and the company with respect to the subject matter of this Agreement and supersedes all prior oral or written agreements between the parties in their entirety, and may not be modifies or amended in any way except in writing by the parties to this Agreement.
     b. The terms of this Agreement shall be governed and construed according to the laws of the state of Illinois without regard to that state's principles regarding choice of law.
     c. If any part or parts of this Agreement are invalid or unenforceable for any reason, the remaining parts shall nevertheless be valid and enforceable.
     d. Any party's failure to enforce any of the provisions of this Agreement shall not be construed to be a waiver of such provision or of the right of that party to enforce that provision at any time thereafter. No waiver of any breach of this Agreement shall be effective unless it is in writing.


     IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

 /s/ Donald Weisberg                                 /s/  James Morris
 ------------------------------                     ----------------------------


ZKID NETWORK CO.                                          James Morris
By:  CEO
Date: 6-16-05                                             Date: 6-16-05






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